    Press Release

UGI Reports Fiscal 2022 Results
Issues Fiscal 2023 Guidance
November 17, 2022

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) reported financial results for the fiscal year ended September 30, 2022 and provided guidance for fiscal year 2023.

HEADLINES

•GAAP net income of $1,073 million and adjusted net income of $626 million compared to GAAP net income of $1,467 million and adjusted net income of $629 million in the prior year.
•GAAP diluted earnings per share (“EPS”) of $4.97 and adjusted diluted EPS of $2.90 compared to GAAP diluted EPS of $6.92 and adjusted diluted EPS of $2.96 in the prior year.
•Reportable segments earnings before interest expense and income tax1    ("EBIT") of $1,166 million compared to $1,134 million in the prior year.
•Strong balance sheet with available liquidity of approximately $1.7 billion, inclusive of $398 million in cash collateral received from derivative counterparties.
•Divested of the UK energy marketing business effective October 21, 2022.
•Announced the intent to sell the French energy marketing business, with a targeted closing2 in the first quarter of fiscal 2023, and to wind down energy marketing operations in Belgium and the Netherlands3.
•Issued fiscal 2023 adjusted diluted EPS guidance range of $2.85 - $3.154 while reiterating our long-term 6% - 10% EPS growth rate target.

STRATEGIC ACCOMPLISHMENTS

Reliable Earnings Growth:
•Invested a record level of capital ($562 million) and added over 14,000 residential and commercial heating customers at the Utilities
•Successfully concluded a gas base rate case at UGI Utilities comprised of a phased rate increase totaling $49.45 million as well as approval for a weather normalization adjustment mechanism
•Expanded our interest in the Appalachian basin natural gas gathering systems with the Stonehenge and Pennant acquisitions and continued to generate significant fee-based income
•Sustained LPG volumes and margins at UGI International despite 5% warmer weather and a 53% increase in average propane cost in northwest Europe
•Solid national account volumes at AmeriGas

Renewables:
•Made additional strides in our renewables strategy with investments in new RNG projects in South Dakota and New York
•Committed over $300 million to renewable energy projects to date

Rebalance:
•Rebalanced our portfolio with the record performance from our natural gas businesses and continued investments in replacement and betterment, renewables and our midstream capabilities

Roger Perreault, President and Chief Executive Officer of UGI Corporation said, “In fiscal 2022, our reportable segments delivered record EBIT, in aggregate, and the business reported the second highest GAAP and adjusted diluted EPS in its history. This solid financial performance is reflective of our resiliency and the strategic advantages of our diversified business portfolio, amidst a challenging macro-economic environment. We had record earnings in our Utilities and Midstream & Marketing segments, as well as continued strong performance from our LPG business at UGI International, and this helped to mitigate the impact of headwinds faced at AmeriGas and in the European energy marketing business. In fact, without the extreme market conditions that negatively impacted the European energy marketing business, we would have delivered well within our original fiscal 2022 guidance range.

"I am extremely proud of the dedication, flexibility and resiliency of our employees who worked tirelessly to execute against our 3-R strategy this year. Their commitment as we deployed record levels of capital and focused on margin management, expense control and safely serving our customers and communities, each and every day, culminated in these strong fiscal 2022 results. In addition, together our teams made tremendous progress on our ESG commitments and we were pleased to receive a rating upgrade to "AA" in the MSCI ESG rating assessment.

“As we embark on another fiscal year, we are progressing on several strategic priorities to drive growth and manage the current economic conditions in the US and Europe. We view fiscal 2023 as a year where we will be strengthening our platform, with focus on enhancing the performance of AmeriGas to drive long-term EPS and market share growth, as we navigate sustained inflationary pressures. UGI is committed to creating value for its shareholders and we will continue to execute our strategy to achieve the long-term financial commitments of 6 to 10% EPS growth and 4% dividend growth.”
2023 OUTLOOK
UGI provides an adjusted EPS guidance range of $2.85 - $3.154 per diluted share for the fiscal year ending September 30, 2023. This guidance range assumes normal weather, the current tax regime and divestiture of the energy marketing business located in France in the first quarter of fiscal 2023.

EARNINGS CALL and WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2022 earnings and other current activities at 9:00 AM ET on Friday, November 18, 2022. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET November 17, 2023.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, and the Netherlands.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses “adjusted net income attributable to UGI Corporation” and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1Reportable segments' earnings before interest expense and income taxes represents an aggregate of our reportable operating segment level EBIT as determined in accordance with GAAP.

2Closing for any sale transaction would require satisfaction of customary regulatory approvals and closing conditions, including completion of works council consultations.

3Wind down in the Netherlands subject to completion of works council consultation.

4Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile the fiscal year 2023 adjusted diluted earnings per share guidance, a non-GAAP measure, to diluted earnings per share guidance, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; impacts of our indebtedness and the restrictive covenants in our debt agreements; reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; changes in Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our businesses; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future business transformation initiatives, including the impact of customer service disruptions resulting in potential customer loss due to the transformation activities; our ability to attract, develop, retain and engage key employees; uncertainties related to a global pandemic, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation; the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; our ability to protect our intellectual property; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the year ended September 30,	2022	2021	Increase (Decrease)
Revenues	$2,943	$2,614	$329	13%
Total margin (a)	$1,330	$1,397	$(67)	(5)%
Operating and administrative expenses	$889	$869	$20	2%
Operating income / earnings before interest expense and income taxes	$307	$385	$(78)	(20)%

Retail gallons sold (millions)	888	968	(80)	(8)%
Heating degree days - % warmer than normal	(0.8)%	(2.8)%
Capital expenditures	$128	$130	$(2)	(2)%
•Retail gallons sold decreased 8% largely due to the continued impact of customer service challenges that occurred in fiscal 2021, staffing shortages in key delivery-related positions and increased price sensitivity in the higher commodity cost environment.
•Total margin decreased $67 million reflecting lower retail volumes sold ($100 million), partially offset by higher average propane margins including effective margin management efforts ($28 million), and higher non-propane margin principally due to increased fuel recovery and tank rental fees.
•Operating and administrative expenses increased by $20 million with the impact of the persistent inflationary cost environment which, among other things, led to increases in vehicle fuel ($13 million), bad debt reserves ($13 million), insurance claims ($11 million) and telecommunication expenses ($10 million). These increases were partially offset by lower employee compensation and benefits ($22 million), advertising and vehicle leases.
•Operating income and EBIT decreased $78 million reflecting lower total margin, and higher operating and administrative expenses, partially offset by an increase in other income largely related to gains on asset sales.

UGI International

For the year ended September 30,	2022	2021	Increase (Decrease)
Revenues	$3,686	$2,651	$1,035	39%
Total margin (a)	$935	$1,053	$(118)	(11)%
Operating and administrative expenses	$611	$622	$(11)	(2)%
Operating income	$237	$314	$(77)	(25)%
Earnings before interest expense and income taxes	$254	$317	$(63)	(20)%

LPG retail gallons sold (millions)	799	792	7	1%
Heating degree days - % (warmer) colder than normal	(2.6)%	0.4%
Capital expenditures	$107	$107	$—	—%
Base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During fiscal 2022 and fiscal 2021, the average unweighted euro-to-dollar translation rates were $1.08 and $1.20, respectively, and the average unweighted British pound sterling-to-dollar translation rate were $1.28 and $1.37, respectively.
•Total LPG retail volume increased 1%, despite weather that was 5% warmer than the prior-year, largely due to the recovery of certain bulk and autogas volumes that were negatively impacted by COVID-19 and favorable crop drying campaigns.
•Total margin decreased $118 million primarily reflecting the translation effects of weaker foreign currencies and lower total margin from our energy marketing business ($53 million). These decreases were partially offset by higher total LPG margins.
•Operating and administrative expenses decreased $11 million as the translation effects of weaker foreign currencies were largely offset by the impact of the global inflationary cost environment on the underlying distribution, personnel and maintenance costs.
•Operating income decreased $77 million due to lower total margin partially offset by the decrease in operating and administrative expenses, and reflects the translation effects of the weaker foreign currencies.
•EBIT decreased $63 million due to the lower operating income primarily from the energy marketing business, partially offset by higher realized gains on foreign currency exchange contracts ($12 million).

Midstream & Marketing

For the year ended September 30,	2022	2021	Increase (Decrease)
Revenues	$2,326	$1,406	$920	65%
Total margin (a)	$450	$373	$77	21%
Operating and administrative expenses	$129	$129	$—	—%
Operating income	$246	$160	$86	54%
Earnings before interest expense and income taxes	$269	$190	$79	42%

Heating degree days - % (warmer) than normal	(8.1)%	(6.9)%
Capital expenditures	$38	$43	$(5)	(12)%

•Total margin increased $77 million in fiscal 2022 reflecting increased margins from natural gas marketing activities ($38 million), including peaking and capacity management ($16 million), which was largely driven by the timing of settlement of storage hedge contracts. The increase is also attributable to incremental margin from UGI Moraine East, the legal entity holding the Stonehenge assets ($15 million), and renewable energy marketing activities ($9 million).

•Operating income increased $86 million compared to the prior year reflecting higher total margin and the absence of the adjustment to contingent consideration related to the GHI acquisition recognized in fiscal 2021 ($9 million).

•EBIT increased $79 million due to an increase in operating income, partially offset by lower equity income and higher depreciation and amortization expense largely attributable to UGI Moraine East.

Utilities

For the year ended September 30,	2022	2021	Increase
Revenues	$1,620	$1,079	$541	50%
Total margin (a)	$801	$616	$185	30%
Operating and administrative expenses	$332	$254	$78	31%
Operating income	$327	$241	$86	36%
Earnings before interest expense and income taxes	$336	$242	$94	39%

Natural gas system throughput - billions of cubic feet
Core market	100	77	23	30%
Total	363	311	52	17%
Natural gas heating degree days - % warmer than normal	(7.5)%	(6.5)%
Capital expenditures	$562	$394	$168	43%
•Core market and total gas utility throughput increased 30% and 17%, respectively, largely reflecting the incremental volume from Mountaineer.
•Total margin increased $185 million during fiscal 2022 primarily due to the incremental margin from Mountaineer ($123 million), benefits from the increase in DSIC rates ($26 million), and growth in residential and large delivery service customers.
•Operating income increased $86 million compared to the prior year, largely reflecting the higher total margin ($185 million), partially offset by higher operating and administrative expenses ($78 million) and higher depreciation expense ($25 million), both principally due to the incremental expenses attributable to Mountaineer.
•EBIT increased $94 million reflecting higher operating income and non-service pension benefit ($8 million) compared to the prior year.

(a) Total margin represents total revenue less total cost of sales. In the case of the Utilities, total margin is also reduced by certain revenue-related taxes.

REPORT OF EARNINGS - UGI CORPORATION

(Millions of dollars, except per share) Unaudited	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Revenues:
AmeriGas Propane	$520	$482	$2,943	$2,614
UGI International	675	545	3,686	2,651
Midstream & Marketing	595	320	2,326	1,406
Utilities	220	156	1,620	1,079
Corporate & Other (a)	(76)	(65)	(469)	(303)
Total revenues	$1,934	$1,438	$10,106	$7,447
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$4	$(6)	$307	$385
UGI International	26	(9)	254	317
Midstream & Marketing	53	10	269	190
Utilities	4	(3)	336	242
Total reportable segments	87	(8)	1,166	1,134
Corporate & Other (a)	268	812	550	1,165
Total earnings before interest expense and income taxes	355	804	1,716	2,299
Interest expense:
AmeriGas Propane	(40)	(39)	(160)	(159)
UGI International	(6)	(6)	(28)	(27)
Midstream & Marketing	(10)	(11)	(41)	(42)
Utilities	(18)	(14)	(65)	(56)
Corporate & Other, net (a)	(10)	(7)	(35)	(26)
Total interest expense	(84)	(77)	(329)	(310)
Income (loss) before income taxes	271	727	1,387	1,989
Income tax expense (b)	(28)	(202)	(313)	(522)
Net income including noncontrolling interests	243	525	1,074	1,467
Add net loss (deduct net income) attributable to noncontrolling interests	1	—	(1)	—
Net income attributable to UGI Corporation	$244	$525	$1,073	$1,467
Earnings per share attributable to UGI Corporation shareholders:
Basic	$1.16	$2.51	$5.11	$7.02
Diluted	$1.13	$2.43	$4.97	$6.92
Weighted Average common shares outstanding (thousands):
Basic	209,765	209,444	209,940	209,063
Diluted	215,371	215,991	215,821	212,126
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(23)	$(36)	$112	$168
UGI International	14	(1)	175	221
Midstream & Marketing	31	—	163	107
Utilities	(10)	(13)	206	144
Corporate & Other (a)	232	575	417	827
Total net income attributable to UGI Corporation	$244	$525	$1,073	$1,467
(a)Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)Income tax expense for the twelve months ended September 30, 2022 includes $20 million income tax benefit from adjustments as a result of the changes in the Pennsylvania corporate income tax rates for future years, signed into law in July 2022. Income tax expense for the twelve months ended September 30, 2021 includes $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share
(unaudited)

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

Fiscal Year Ended September 30,	2022	2021
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$1,073	$1,467
Net gains on commodity derivative instruments not associated with current-period transactions (net of tax of $140 and $389, respectively)	(458)	(1,001)
Unrealized gains on foreign currency derivative instruments (net of tax of $14 and $2, respectively)	(36)	(6)
Business transformation expenses (net of tax of $(2) and $(27), respectively)	7	74
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $(1) and $(4), respectively)	1	10
Impairment of customer relationship intangible (net of tax of $0 and $(5), respectively)	—	15
Impairments of certain equity method investments and assets (net of tax of $(14) and $0, respectively)	26	93
Impact of change in tax law	(19)	(23)
Loss on extinguishment of debt (net of tax of $(3) and $0, respectively)	8	—
Restructuring costs (net of tax of $(10) and $0, respectively)	24	—
Total adjustments (1) (2)	(447)	(838)
Adjusted net income attributable to UGI Corporation	$626	$629

Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$4.97	$6.92
Net gains on commodity derivative instruments not associated with current-period transactions	(2.11)	(4.72)
Unrealized gains on foreign currency derivative instruments	(0.17)	(0.03)
Business transformation expenses	0.03	0.35
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	0.04
Impairment of customer relationship intangible	—	0.07
Impairments of certain equity method investments and assets	0.12	0.44
Impact of change in tax law	(0.09)	(0.11)
Loss on extinguishment of debt	0.03	—
Restructuring costs	0.12	—
Total adjustments (1)	(2.07)	(3.96)
Adjusted diluted earnings per share	$2.90	$2.96

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.